Exhibit 10.2

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of April 16, 2004, by and between the stockholder identified on the signature page hereto (the “Stockholder”) and SeraCare Life Sciences, Inc., a California corporation (“Buyer”).

RECITALS

WHEREAS, Buyer and Boston Biomedica Inc., a Massachusetts corporation (“Parent”) are parties to that certain Asset Purchase Agreement dated as of April 16, 2004 (the “Purchase Agreement”) by and among Buyer, Parent and BBI Biotech Research Laboratories, Inc., a Massachusetts corporation. In order to induce Buyer to enter into the Purchase Agreement, the Stockholder has entered into this Agreement with Buyer. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding Common Stock, $0.01 par value per share, of Parent as is indicated on the final page of this Agreement (the “Shares”).

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Agreement to Retain Shares.

(a) Transfer and Encumbrance. The Stockholder agrees not to (i) transfer (which term shall include, without limitation, any sale, exchange, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Shares or any New Shares (as such term is defined in Section 1(b)) or any interest therein, or otherwise dispose of or create or permit to exist any lien on such shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such shares; (iv) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Purchase Agreement, at any time prior to the Expiration Date. Buyer acknowledges that the Shares have been pledged by the Stockholder to (i) Commerce Bank & Trust Company (“Commerce Bank”) as collateral security for a loan from Commerce Bank to the Stockholder (the “Commerce Bank Pledge”); and (ii) Parent as a second in priority lien subject to the Commerce Bank Pledge as collateral security for a loan from Parent to the Stockholder (the “Parent Pledge”). Commerce Bank has confirmed, by letter dated April 15, 2004 to Buyer that Commerce Bank will not take any actions under the Commerce Bank Pledge to limit, stop or otherwise interfere with Buyer’s right to vote the Shares hereunder. In addition, Parent has confirmed by letter dated April 16, 2004 to Buyer that Parent will not take any actions under the Parent Pledge to limit, stop or otherwise interfere with Buyer’s right to vote the Shares hereunder. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Closing (as such term is defined in the Purchase Agreement), or (ii) the date of termination of the Purchase Agreement.

(b) New Shares. The Stockholder agrees that any shares of capital stock of Parent that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Parent called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following, the Stockholder shall vote the Shares and any New Shares (to the extent such New Shares have voting rights) (i) in favor of approval of the Purchase Agreement and any matter necessary to facilitate the consummation of the Purchase Agreement and all transactions contemplated thereby, and (ii) against any Acquisition Proposal (as such term is defined in the Purchase Agreement), or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Purchase Agreement or which could reasonably be expected to result in any of the conditions to Parent’s obligations under the Purchase Agreement not being fulfilled; provided, however, that the Stockholder shall not be required to vote the Shares and any New Shares in favor of approval of the matters identified in clause (i) or against the matters identified in clause (ii) of this Section 2 if (A) a Superior Offer (as such term is defined in the Purchase Agreement) is made after the date of this Agreement, and (B) in response to such Superior Offer the Board of Directors of Parent withholds, withdraws, amends or modifies its recommendation in favor of the Stockholder Approval Matters (as such term is defined in the Purchase Agreement) in a manner materially adverse to Buyer because the Board of Directors of Parent has reasonably concluded in good faith, after consultation with its outside counsel, that the failure to withhold, withdraw, amend or modify such recommendation would violate its fiduciary obligations under applicable law.

3. Irrevocable Proxy; Power of Attorney. Without limiting the generality of the foregoing, the Stockholder hereby irrevocably constitutes and appoints Buyer or its designee as its attorney and proxy, with full power of substitution and re-substitution to vote the Stockholder’s Shares and any New Shares (to the extent such New Shares have voting rights) for and in the name, place and stead of the Stockholder at any meeting and at any adjournment thereof, or pursuant to any written consent of stockholders of Parent, in accordance with the agreements set forth in Section 2 hereof. This proxy and power of attorney is irrevocable (at all times prior to the Expiration Date) and coupled with an interest. The Stockholder hereby revokes all other proxies and power of attorney with respect to the Shares and/or any New Shares that it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted (and if granted, shall not be effective) by the Stockholder with respect thereto. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Buyer a proxy (the form of which is attached hereto as Schedule 1, the “Proxy”), covering the total number of Shares and New Shares beneficially owned or as to which beneficial ownership is acquired (as such term is defined in Rule 13d-3 under the Exchange Act) by the Stockholder.

4. No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 4, prior to the Expiration Date, the Stockholder shall not, nor shall the Stockholder authorize or permit Parent or any of Parent’s subsidiaries or any of Parent’s or Parent’s subsidiaries’ respective directors, officers, employees, affiliates, investment bankers, attorneys, accountants or other advisors or representatives (such subsidiaries, directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Stockholder Representatives”) to directly or indirectly:

(i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

(ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal;

(iii) engage in discussions with any person with respect to any Acquisition Proposal;

(iv) approve, endorse or recommend any Acquisition Proposal; or

(v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined in the Purchase Agreement); provided, however, that Stockholder may, solely in the Stockholder’s capacity as a Representative (as such term is defined in the Purchase Agreement) of Parent, take such actions as may be permitted under Section 6.2(a) of the Purchase Agreement, but only if the conditions set forth in Section 6.2(a) for such actions have been satisfied.

The Stockholder agrees that any violation of the restrictions set forth in this Section 4 by any Stockholder Representative or any affiliate of the Stockholder or any Stockholder Representative, whether or not such Person is purporting to act on behalf of the Stockholder, shall constitute a breach by the Stockholder of this Section 4.

(b) Notices; Additional Negotiations. In addition to the obligations of the Stockholder set forth in paragraph (a) of this Section 4, prior to the Expiration Date, the Stockholder shall advise Buyer orally and in writing within 24 hours of the receipt thereof, of any request received by the Stockholder or any Stockholder Representatives (if the Stockholder is aware of such request) for nonpublic information which the Stockholder reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by the Stockholder or any Stockholder Representatives (if the Stockholder is aware of such request) with respect to, or which the Stockholder reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Stockholder will keep Buyer informed (orally and in writing) on a current basis and in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(c) Cessation of Ongoing Discussions. The Stockholder shall, and shall cause the Stockholder Representatives to, cease immediately any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

(d) Notwithstanding anything to the contrary stated herein, this Section 4 shall not apply to the Stockholder in his capacity as either an officer or director of Parent and any actions undertaken or omissions by the Stockholder in any such capacity shall be governed exclusively by the Purchase Agreement.

5. Representations, Warranties and Covenants of the Stockholder. The Stockholder hereby represents, warrants and covenants to Buyer that (i) the Stockholder is the beneficial owner of the Shares, which at the date of this Agreement and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances (except pursuant to marital property laws) that would interfere with the voting of the Shares in accordance with this Agreement or the granting of any proxy with respect thereto; (ii) the Stockholder does not beneficially own any shares of capital stock of Parent other than the Shares; (iii) the Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy; and (iv) the execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of the Stockholder. With respect to the representations and warranties in clause (i) of this Section 5, Buyer acknowledges that the Shares have been pledged by the Stockholder to Commerce Bank pursuant to the Commerce Bank Pledge and to Parent pursuant to the Parent Pledge. Each of Commerce Bank and Parent have confirmed to Buyer by the letters referenced in Section 1 of this Agreement that neither pledgee will take any actions under their respective pledge to limit, stop or otherwise interfere with Buyer’s right to vote the Shares hereunder.

6. Additional Documents. The Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable to carry out the purpose and intent of this Agreement.

7. Consent and Waiver. The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Purchase Agreement under the terms of any agreement to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

8. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date; provided, however, that no such termination of this Agreement or the Proxy shall relieve the Stockholder from any liability for any breach of this Agreement or the Proxy prior to their respective termination.

9. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9(a) shall be binding upon the parties and their respective successors and assigns.

(b) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the state and federal courts located in or for the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d) Titles and Subtitles. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to Buyer, addressed to:

SeraCare Life Science, Inc.

1935 Avenida del Oro, Suite F

Oceanside, CA 92056

Attention: President

Facsimile: (760) 806-8933

With a copy to:

O’Melveny & Myers LLP

114 Pacific, Suite 100

Irvine, CA 92618-3318

Attention: Andor D. Terner, Esq.

Facsimile: (949) 737-2300

If to the Stockholder, to the address set forth on the signature page hereto.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(g) Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of either party may be assigned without the prior written consent of the other party (any such attempted assignment shall be void).

(h) Remedies. The Stockholder acknowledges that if the Stockholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Buyer for which money damages would not be an adequate remedy. In such event, the Stockholder agrees that Buyer shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Buyer should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that Buyer has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SERACARE LIFE SCIENCES, INC.,
a California corporation

By:	/s/ Michael F. Crowley II
Name:	MICHAEL F. CROWLEY II
Title:	Chief Executive Officer

Address:	1935 Avenida del Oro, Suite F
Oceanside, CA 92056
Attention: President
Facsimile No.: (760) 806-8933

STOCKHOLDER

By:	/s/ Richard T. Schumacher
Name:	RICHARD T. SCHUMACHER

Address:	65 Black Pond Lane
Taunton, MA 02780
Facsimile No.: (508) 828-6773

Shares beneficially owned:

Class of Shares	Number
Common Stock	707,047	*

*	Includes options to purchase an aggregate of 48,667 shares of Common Stock as well as 20,473 shares of Common Stock held of record by Mr. Schumacher’s spouse.

S-1

SCHEDULE 1

IRREVOCABLE PROXY TO VOTE STOCK OF PARENT

The undersigned stockholder of Boston Biomedica, Inc., a Massachusetts corporation (“Parent”), hereby irrevocably appoints the Chief Executive Officer and Chief Financial Officer from time to time (currently Michael Crowley, Jr. and Tim Hart, respectively) of SeraCare Life Sciences, Inc., a California corporation (“Buyer”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Parent as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares and this subject matter until after the Expiration Date (as defined below).

This Proxy is irrevocable, is granted pursuant to that certain Voting Agreement of even date herewith, by and between Buyer and the undersigned stockholder (the “Voting Agreement”), and is granted in consideration of Buyer entering into that certain Asset Purchase Agreement, of even date herewith, by and among Parent, Buyer and BBI Biotech Research Laboratories, Inc., a Massachusetts corporation (the “Purchase Agreement”). This Proxy shall terminate on the Expiration Date (as such term is defined in the Voting Agreement).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 43 of Chapter 156B of the Annotated Laws of Massachusetts, or such successor provision of the law contained in Chapter 156D of the Massachusetts Business Corporation Act, which becomes effective on July 1, 2004), at every annual, special or adjourned meeting of the stockholders of Parent and in every written consent in lieu of such meeting (i) in favor of approval of the Purchase Agreement and in favor of any matter necessary to facilitate the Purchase Agreement, and (ii) against any Acquisition Proposal (as such term is defined in the Purchase Agreement), or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Purchase Agreement or which could reasonably be expected to result in any of the conditions to Parent’s obligations under the Purchase Agreement not being fulfilled; provided, however, that the undersigned shall not be required to vote the Shares and any New Shares in favor of approval of the matters identified in clause (i) or against the matters identified in clause (ii) of this paragraph if (A) a Superior Offer (as such term is defined in the Purchase Agreement) is made after the date of this Agreement, and (B) in response to such

Schedule 1-1

Superior Offer the Board of Directors of Parent withholds, withdraws, amends or modifies its recommendation in favor of the Stockholder Approval Matters (as such term is defined in the Purchase Agreement) in a manner materially adverse to Buyer because the Board of Directors of Parent has reasonably concluded in good faith, after consultation with its outside counsel, that the failure to withhold, withdraw, amend or modify such recommendation would violate its fiduciary obligations under applicable law. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

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Schedule 1-2

IN WITNESS WHEREOF, the undersigned has caused this Proxy to be executed as of the date set forth below.

Dated: April 16, 2004

/s/ Richard T. Schumacher
RICHARD T. SCHUMACHER

Shares beneficially owned:

Class of Shares	Number
Common Stock	707,047	*

*	Includes options to purchase an aggregate of 48,667 shares of Common Stock as well as 20,473 shares of Common Stock held of record by Mr. Schumacher’s spouse.

Schedule 1-3